Exhibit 99.1

UPC Holding Reports Second Quarter 2014 Results

Amsterdam, the Netherlands August 6, 2014: UPC Holding B.V. (“UPC Holding”) is today providing selected, preliminary unaudited financial and operating information for the three months ("Q2") and six months ("YTD") ended June 30, 2014. UPC Holding is a wholly-owned subsidiary of Liberty Global plc (“Liberty Global”) (NASDAQ: LBTYA, LBTYB and LBTYK).

During the first quarter of 2014, Liberty Global created a new credit pool consisting of both its Chilean distribution (“VTR”) and mobile assets (collectively, the “VTR Group”). As a result, VTR and certain of its parent entities and all of its subsidiary entities (collectively, the "VTR entities") were extracted from UPC Holding in January 2014. We have accounted for the extraction of the VTR entities from UPC Holding as a common control transfer at carryover basis and, accordingly, our condensed consolidated financial statements have been retroactively restated to give effect to this transaction for all periods presented. As such, all of the financial and operating data included in this release exclude the VTR entities for all periods presented.

Financial and operating highlights for the three and six months ended June 30, 2014, as compared to the results for the same periods last year (unless noted), include:

•	Reported Q2 and YTD revenue of €904 million and €1.80 billion, respectively

◦	Represents rebased[1] growth of 2% and 1%, respectively

•	Generated Operating Cash Flow (“OCF”)[2] of €437 million for Q2 and €871 million YTD

◦	Reflects 4% rebased OCF growth for Q2 and 3% YTD

◦	Improved OCF margin[3] of 48.4% YTD 2014, as compared to 47.7% YTD 2013

•	Operating income increased 12% year-over-year to €460 million YTD

◦	Includes Q2 operating income of €220 million, an 18% year-over-year increase

•	Strong maturity profile with less than 5% of third-party debt due before 2020

•	Organic RGU[4] additions of 162,000 YTD, including 57,000 for Q2

◦	Q2 organic RGU growth improved by 31,000, up 120% year-over-year

◦	Improvement driven by higher broadband gains and lower video attrition

•	Enhancing customer experience through ongoing product innovation
◦Launched Horizon Go, our market-leading multi-screen video service, in four markets
◦Expanded WiFi-spots to 1.5 million locations across the Netherlands, Poland and
Ireland, with additional growth expected from the Swiss Wi-Free launch in H2 2014

Financial Results

We reported consolidated revenue of €904 million and €1.80 billion for the three and six months ended June 30, 2014, respectively. As compared to the corresponding 2013 periods, these results reflect year-over-year increases of 2% and 1%, respectively. Our reported growth for both periods was mainly driven by our organic RGU additions of 430,000 in the last twelve months, and was supported by selective price increases across our footprint. Adjusting for both the impact of FX and acquisitions, we produced year-over-year rebased revenue growth of 2% and 1% for the three and six months ended June 30, 2014, respectively.

From a geographic perspective, our operations in Western Europe delivered Q2 rebased revenue growth of 3%, while revenue in our Central and Eastern Europe ("CEE") operations was flat, in-line with recent quarterly results. Our performance in Western Europe was underpinned by our business in Switzerland, which delivered 6% rebased revenue growth in Q2, its best quarterly result in six years. This performance was driven by a mix of volume and ARPU5 growth and a positive contribution from business-to-business ("B2B"). Our three other Western European operations also achieved improved year-over-year revenue growth as compared to our Q1 results. Of particular note, our Dutch business further reduced its quarterly rebased revenue decline to 1% in Q2 2014. This represents the third consecutive quarter that we have improved our rebased revenue performance in the Netherlands. Turning to our CEE operations, flat rebased revenue growth in the quarter was due in large part to a decline in the Czech Republic that was offset by flat to modest growth in our other CEE operations.

With respect to cash flow performance, our reported OCF increased 4% to €437 million and 2% to €871 million for the three and six months ended June 30, 2014, respectively, as compared to the corresponding 2013 periods. Adjusting for both FX and the minor impact of acquisitions, we generated rebased OCF growth of 4% and 3% for the three and six months ended June 30, 2014, respectively.

In terms of regional performance, our Western European operations delivered strong rebased OCF growth of 6% for the three months ended June 30, 2014, as compared to the prior year period. This marked Western Europe's best rebased OCF result in six quarters and was led by strong performances in Ireland and Switzerland, which delivered year-over-year rebased OCF growth of 10% and 9%, respectively. Specifically related to Switzerland, our Q2 rebased growth was our best Q2 performance since 2008. This result was driven by the aforementioned revenue growth and a favorable quarterly comparison due to higher Horizon TV expenses in the prior year period. Also noteworthy was our Dutch performance, which represents our best quarterly result in this market in over one year with 3% rebased OCF growth. This result was helped by strong cost control and further operational efficiencies. Our CEE operations experienced a 2% rebased OCF contraction, consistent with our Q2 results the last two years. This was mainly driven by the Czech Republic, as the Q2 2014 OCF performance of our four other CEE markets remained relatively flat on a combined basis.

We reported consolidated OCF margins of 48.3% and 48.4% for the three and six months ended June 30, 2014, respectively, as compared to 47.2% and 47.7% for the prior year corresponding periods. The OCF margin improvements of 110 and 70 basis points, respectively, were driven by improved margins across the majority of our operations, with a key contribution from our Swiss business.

For the three months ended June 30, 2014, we reported property and equipment additions6 of €204 million or 23% of revenue, as compared to €253 million or 28% of revenue for the corresponding prior year period. Similarly, our YTD 2014 additions to property and equipment were €396 million or 22% of revenue versus €442 million or 25% of revenue for the comparative 2013 period. The decrease in property and equipment additions in both absolute and percentage terms for both periods was due primarily to lower expenditures on customer premises equipment and lower support capital investments in the 2014 periods. In terms of the breakdown of our YTD 2014 spend, approximately 65% was related to customer premises equipment and scalable infrastructure, 17% was related to line extensions and upgrade/rebuild and 18% was due to support capital.

Subscriber Statistics

Across our footprint of 15.6 million homes passed, we provided our 8.9 million unique customers with 16.8 million subscription services at the end of Q2. These services consisted of 8.0 million video, 5.1 million broadband internet and 3.7 million telephony subscriptions. As compared to our subscriber base at March 31, 2014, our total RGUs increased by 86,000 during the second quarter of 2014, mainly driven by 57,000 organic RGU additions and a small acquisition in Poland. From a product bundling perspective, we now have over 4.7 million bundled customers who subscribe to more than one product, resulting in a bundling ratio of 1.89x. With 4.2 million single-play customers, 1.5 million dual-play customers and innovative products powered by our superior network, we see ample room for continued RGU growth ahead.

Our Q2 organic additions of 57,000 RGUs more than doubled from the 26,000 RGU additions in the corresponding prior year period. This strong year-over-year increase was driven by improved broadband internet RGU growth and reduced video attrition, partially offset by lower year-over-year telephony RGU additions.

Our video loss of 61,000 RGUs benefited from improved performance in Western Europe, which delivered its lowest Q2 video attrition since 2010. Of particular note, our Dutch operation achieved its lowest quarterly video attrition (12,000 RGUs) of the last four years. This strong overall video performance was partly driven by the investment in our next-generation TV platform, Horizon TV. During the quarter we added 65,000 Horizon TV subscribers across 3 markets, increasing our total Horizon TV base to over 510,000 subscribers. This reflects an 11% penetration of our total digital cable base, or 24% of the total digital cable base in our three Horizon markets, and includes over 245,000, 180,000 and 85,000 subscribers in the Netherlands, Switzerland and Ireland, respectively. On the product innovation front, we successfully launched our TV Everywhere app, Horizon Go, in all three Horizon markets and Poland in July. With this launch, we have significantly enhanced the multi-screen viewing experience for our customers, partly driven by the expansion of the number of live TV channels that can be watched in, as well as out of the home. At June 30, 2014, we had 4.8 million digital cable subscribers, which equates to 66% digital penetration7, and 2.5 million analog cable subscribers.

Our Q2 broadband additions of 68,000 RGUs represented a robust 55% year-over-year improvement, as compared to our 44,000 RGU additions during Q2 2013. Of note, we had strong improvements in both the Netherlands and Poland, each more than doubling their results from the prior year period. On the telephony front, we added 50,000 RGUs in Q2 2014, as compared to 65,000 RGUs in the prior year period. The decrease in telephony RGUs additions was mainly attributable to slower triple-play take-up in Poland, partly offset by increased bundling success in Hungary.

Geographically, our Q2 RGU additions consisted of 33,000 RGUs in Western Europe and 24,000 RGUs in CEE. Over two-thirds of our year-over-year RGU addition improvement of 31,000 was achieved in the Netherlands and Hungary. In the Netherlands, enhancements to our product portfolio over the last twelve months continued to drive a positive RGU trend, as we added 7,000 RGUs in Q2, compared to a 7,000 RGU loss in Q2 2013. In CEE, our Hungarian operations almost doubled their RGU additions in Q2 2014, as compared to the second quarter of 2013, fueled by attractive triple-play offers. These offers are focused on our superior speeds, which drive sales and reduce churn at the same time.

We launched our first full-MVNO mobile service in Switzerland during the second quarter. In the first phase of our controlled roll-out, the new mobile offer was open to select UPC Cablecom customers only. In late June 2014, we expanded our mobile offerings to all triple-play customers in Switzerland, while also improving our range of handsets through the addition of the Apple iPhone and HTC. With these changes, we now provide a wide range of attractive mobile offers to these Swiss customer groups.

Summary of Third-Party Debt and Cash and Cash Equivalents

At June 30, 2014, we reported €8.0 billion of third-party debt and €53 million of cash and cash equivalents. Our reported debt decreased by €192 million as compared to March 31, 2014, primarily as a result of the full redemption of our 9.875% senior notes due 2018, partly offset by a €70 million drawdown of Facility AI under the UPC Broadband Holding Bank Facility. The fully-swapped borrowing cost8 of our third-party debt decreased from 8.0% at the end of Q1 2014 to 7.7% at the end of the second quarter of 2014, mainly driven by the aforementioned redemption of the higher cost debt. At the end of Q2 2014, over 95% of our third-party debt was due in 2020 and beyond.

The following table details the carrying value of our consolidated third-party debt and cash and cash equivalents as of the dates indicated:9

	June 30,	March 31,
	2014	2014
	in millions

UPC Broadband Holding Bank Facility	€2,572.1	€2,496.2
UPCB Finance Limited 7.625% Senior Secured Notes due 2020	497.2	497.1
UPCB Finance II Limited 6.375% Senior Secured Notes due 2020	750.0	750.0
UPCB Finance III Limited 6.625% Senior Secured Notes due 2020	730.4	726.1
UPCB Finance V Limited 7.25% Senior Secured Notes due 2021	547.8	544.6
UPCB Finance VI Limited 6.875% Senior Secured Notes due 2022	547.8	544.6
UPC Holding 9.875% Senior Notes due 2018	—	277.7
UPC Holding 8.375% Senior Notes due 2020	640.0	640.0
UPC Holding 6.375% Senior Notes due 2022	595.3	595.2
UPC Holding 6.75% € Senior Notes due 2023	450.0	450.0
UPC Holding 6.75% CHF Senior Notes due 2023	288.2	287.4
Other debt, including vendor financing and capital lease obligations	340.2	342.5
Total third-party debt	€7,959.0	€8,151.4

Cash and cash equivalents	€52.6	€22.8

UPC Broadband Holding Bank Facility

The following table details the key terms of the UPC Broadband Holding Bank Facility at June 30, 2014:

Facility	Final maturity	Interest rate	Facility amount[10]	Unused borrowing capacity	Carrying value[11]
			in millions

Facility Q	July 31, 2014	E + 2.75%	€30.0	€30.0	€—
Facility V	Jan. 15, 2020	7.625%	€500.0	—	500.0
Facility Y	July 1, 2020	6.375%	€750.0	—	750.0
Facility Z	July 1, 2020	6.625%	$1,000.0	—	730.4
Facility AC	Nov. 15, 2021	7.250%	$750.0	—	547.8
Facility AD	Jan. 15, 2022	6.875%	$750.0	—	547.8
Facility AG	Mar. 31, 2021	E + 3.75%	€1,554.4	—	1,551.2
Facility AH	June 30, 2021	L + 2.50%[12]	$1,305.0	—	950.9
Facility AI	April 30, 2019	E + 3.25%	€1,016.2	946.2	70.0
Elimination of Facilities V, Y, Z, AC and AD in consolidation				—	(3,076.0)
Total				€976.2	€2,572.1

Borrowing Capacity & Covenant Calculations

UPC Broadband Holding is a borrower and guarantor under the UPC Broadband Holding Bank Facility, which we guarantee. As of June 30, 2014, UPC Broadband Holding had maximum undrawn commitments under Facilities Q and AI of the UPC Broadband Holding Bank Facility of €976 million, of which we expect to be able to borrow approximately €952 million upon completion of our second quarter compliance reporting and assuming no change from June 30, 2014 borrowing levels.

Based on the results for the quarter ended June 30, 2014 and subject to the completion of our second quarter bank reporting requirements, (i) the ratio of Senior Debt (after deducting cash and cash equivalent investments) to Annualized EBITDA (last two quarters annualized), as defined and calculated in accordance with the UPC Broadband Holding Bank Facility, was 3.36x and (ii) the ratio of Total Debt (after deducting cash and cash equivalent investments) to Annualized EBITDA (last two quarters annualized), as defined and calculated in accordance with the UPC Broadband Holding Bank Facility, was 4.46x.13

About UPC Holding

UPC Holding connects people to the digital world and enables them to discover and experience its endless possibilities. Our market-leading triple-play services are provided through next-generation networks and innovative technology platforms in 9 countries that connected 9 million customers subscribing to 17 million television, broadband internet and telephony services at June 30, 2014.

About Liberty Global

Liberty Global is the largest international cable company with operations in 14 countries. We connect people to the digital world and enable them to discover and experience its endless possibilities. Our market-leading triple-play services are provided through next-generation networks and innovative technology platforms that connected 24 million customers subscribing to 49 million television, broadband internet and telephony services at June 30, 2014.

Liberty Global's consumer brands include Virgin Media, UPC, Unitymedia, Kabel BW, Telenet and VTR. Our operations also include Liberty Global Business Services, our commercial division, and Liberty Global Ventures, our investment fund. For more information, please visit www.libertyglobal.com

Disclaimer

This press release contains forward-looking statements, including our expectations with respect to our operating momentum and future prospects, including our expectations for continued organic growth in subscribers and the increase in the penetration of our advanced services, increased broadband internet speeds and acceptance of our product bundles including our mobile offers; our assessment of the strength of our balance sheet; our expectations with respect to the timing and impact of our expanded roll-out of advanced products and services, including Horizon TV, mobile and WiFi; our insight and expectations regarding competitive and economic factors in our markets, and other information and statements that are not historical fact. These forward-looking statements involve certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied by these statements. These risks and uncertainties include the continued use by subscribers and potential subscribers of our services and their willingness to upgrade to our more advanced offerings, our ability to meet challenges from competition and economic factors, the continued growth in services for digital television at a reasonable cost, the effects of changes in technology, law and regulation, our ability to achieve expected operational efficiencies and economies of scale, our ability to generate expected revenue and operating cash flow, control property and equipment additions as measured by percentage of revenue, achieve assumed margins, impact of our future financial performance and market conditions generally, on the availability, terms and deployment of capital, fluctuations in currency exchange and interest rates, the continued creditworthiness of our counterparties, the ability of vendors and suppliers to timely deliver quality products, as well as other factors detailed from time to time in Liberty Global's filings with the Securities and Exchange Commission including the most recently filed Forms 10-K/A and 10-Q. These forward-looking statements speak only as of the date of this release. We expressly disclaim any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in our expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.
The financial information contained herein is preliminary and subject to change. We presently expect to issue our June 30, 2014 unaudited condensed consolidated financial statements prior to the end of August 2014, at which time they will be posted to the investor relations section of the Liberty Global website (www.libertyglobal.com) under the fixed income heading. Copies will also be available from the Trustee for the senior notes and the senior secured notes.

For more information, please contact:

Investor Relations:		Corporate Communications:
Christopher Noyes	+1 303 220 6693	Marcus Smith	+44 20 7190 6374
Oskar Nooij	+1 303 220 4218	Bert Holtkamp	+31 20 778 9800
John Rea	+1 303 220 4238

_______________________________

[1]	Please see page 8 for supplemental information on rebased growth.

[2]	Please see page 11 for our definition of operating cash flow and a reconciliation to operating income.

[3]	OCF margin is calculated by dividing OCF by total revenue for the applicable period.

[4]
Please see footnotes to the operating data table for the definition of revenue generating units (“RGUs”). Organic figures exclude RGUs of acquired entities at the date of acquisition, but include the impact of changes in RGUs from the date of acquisition. All subscriber/RGU additions or losses refer to net organic changes, unless otherwise noted.

[5]
Average Revenue Per Unit ("ARPU") refers to the average monthly subscription revenue per average customer relationship and is calculated by dividing the average monthly subscription revenue (excluding installation, late fees, interconnect and mobile service revenue) for the indicated period, by the average of the opening and closing balances for customer relationships for the period. Customer relationships of entities acquired during the period are normalized. Unless otherwise indicated, ARPU per customer relationship are not adjusted for currency impacts.

[6]	Our property and equipment additions include our capital expenditures on an accrual basis and amounts financed under vendor financing or capital lease arrangements.

[7]	Digital penetration is calculated by dividing the number of digital cable RGUs by the total number of digital and analog cable RGUs.

[8]
Our fully-swapped debt borrowing cost represents the weighted average interest rate on our aggregate variable- and fixed-rate indebtedness (excluding capital lease obligations), including the effects of derivative instruments, original issue premiums or discounts and commitment fees, but excluding the impact of financing costs.

[9]
The proceeds from the senior secured notes issued by UPCB Finance Limited, UPCB Finance II Limited, UPCB Finance III Limited, UPCB Finance V Limited and UPCB Finance VI Limited (collectively, the "UPC SPEs") were used to fund additional Facilities V, Y, Z, AC and AD under the UPC Broadband Holding Bank Facility, with our wholly-owned subsidiary UPC Financing Partnership, as the borrower. The UPC SPEs are consolidated by UPC Holding and, accordingly, the amounts outstanding under Facilities V, Y, Z, AC and AD are eliminated in our consolidated financial statements.

[10]	Except as described in note 9 above, amounts represent total third-party commitments at June 30, 2014 without giving effect to the impact of discounts.

[11]	The carrying values of Facility AG and AH include the impact of discounts.

[12]	The Facility AH interest rate includes a LIBOR floor of 0.75%.

[13]
Our covenant calculations are based on debt amounts which take into account currency swaps calculated at weighted average FX rates across the period. Thus, the debt used in the calculations may differ from the debt balances reported within the financial statements.

Revenue and Operating Cash Flow

In the following tables, we present revenue and operating cash flow by reportable segment for the three and six months ended June 30, 2014, as compared to the corresponding prior year periods. All of our reportable segments derive their revenue primarily from broadband communications services, including video, broadband internet and fixed-line telephony services. All of our reportable segments also provide business-to-business services and certain of our reportable segments provide mobile services. At June 30, 2014, our operating segments in UPC provided broadband communications services in nine European countries and DTH services to customers in the Czech Republic, Hungary, Romania and Slovakia through a Luxembourg-based organization that we refer to as “UPC DTH.” Our Other Western Europe segment includes our broadband communications operating segments in Austria and Ireland. Our Central and Eastern Europe segment includes our broadband communications operating segments in the Czech Republic, Hungary, Poland, Romania and Slovakia. UPC's central and other category includes (i) the UPC DTH operating segment, (ii) costs associated with certain centralized functions, including billing systems, network operations, technology, marketing, facilities, finance and other administrative functions, and (iii) intersegment eliminations.

For purposes of calculating rebased growth rates on a comparable basis for all businesses that we owned during 2014, we have adjusted our historical revenue and OCF for the three and six months ended June 30, 2013 to (i) include the pre-acquisition revenue and OCF of certain entities acquired during 2013 and 2014 in our rebased amounts for the three and six months ended June 30, 2013 to the same extent that the revenue and OCF of such entities are included in our results for the three and six months ended June 30, 2014 and (ii) reflect the translation of our rebased amounts for the three and six months ended June 30, 2013 at the applicable average foreign currency exchange rates that were used to translate our results for the three and six months ended June 30, 2014. We have included three small entities in whole or in part in the determination of our rebased revenue and OCF for the three and six months ended June 30, 2013.

We have reflected the revenue and OCF of the acquired entities in our 2013 rebased amounts based on what we believe to be the most reliable information that is currently available to us (generally pre-acquisition financial statements), as adjusted for the estimated effects of (i) any significant differences between Generally Accepted Accounting Principles in the United States ("GAAP") and local generally accepted accounting principles, (ii) any significant effects of acquisition accounting adjustments, (iii) any significant differences between our accounting policies and those of the acquired entities and (iv) other items we deem appropriate. We do not adjust pre-acquisition periods to eliminate nonrecurring items or to give retroactive effect to any changes in estimates that might be implemented during post-acquisition periods. As we did not own or operate the acquired businesses during the pre-acquisition periods, no assurance can be given that we have identified all adjustments necessary to present the revenue and OCF of these entities on a basis that is comparable to the corresponding post-acquisition amounts that are included in our historical results or that the pre-acquisition financial statements we have relied upon do not contain undetected errors. The adjustments reflected in our rebased amounts have not been prepared with a view towards complying with Article 11 of Regulation S-X. In addition, the rebased growth percentages are not necessarily indicative of the revenue and OCF that would have occurred if these transactions had occurred on the dates assumed for purposes of calculating our rebased amounts or the revenue and OCF that will occur in the future. The rebased growth percentages have been presented as a basis for assessing growth rates on a comparable basis, and are not presented as a measure of our pro forma financial performance. Therefore, we believe our rebased data is not a non-U.S. GAAP financial measure as contemplated by Regulation G or Item 10 of Regulation S-K.

In each case, the following tables present (i) the amounts reported by each of our reportable segments for the comparative periods, (ii) the euro change and percentage change from period to period and (iii) the percentage change from period to period on a rebased basis:

Revenue	Three months ended June 30,		Increase (decrease)		Increase (decrease)
	2014	2013	€	%	Rebased %
	in millions, except % amounts

The Netherlands	€230.7	€232.1	€(1.4)	(0.6)	(0.6)
Switzerland	266.4	247.9	18.5	7.5	6.3
Other Western Europe	170.2	168.0	2.2	1.3	1.1
Total Western Europe	667.3	648.0	19.3	3.0	2.5
Central and Eastern Europe	212.0	215.4	(3.4)	(1.6)	0.1
Central and other	25.0	25.4	(0.4)	(1.6)	*
Total	€904.3	€888.8	€15.5	1.7	1.8

	Six months ended June 30,		Increase (decrease)		Increase (decrease)
	2014	2013	€	%	Rebased %
	in millions, except % amounts

The Netherlands	€462.8	€470.5	€(7.7)	(1.6)	(1.6)
Switzerland	523.8	494.8	29.0	5.9	4.9
Other Western Europe	338.5	336.7	1.8	0.5	0.3
Total Western Europe	1,325.1	1,302.0	23.1	1.8	1.4
Central and Eastern Europe	423.0	433.4	(10.4)	(2.4)	(0.2)
Central and other	50.9	49.7	1.2	2.4	*
Total	€1,799.0	€1,785.1	€13.9	0.8	1.0

* - Omitted

Operating Cash Flow	Three months ended June 30,		Increase (decrease)		Increase (decrease)
	2014	2013	€	%	Rebased %
	in millions, except % amounts

The Netherlands	€135.1	€131.0	€4.1	3.1	3.1
Switzerland	160.2	144.8	15.4	10.6	9.2
Other Western Europe	83.7	80.8	2.9	3.6	3.4
Total Western Europe	379.0	356.6	22.4	6.3	5.7
Central and Eastern Europe	99.8	103.5	(3.7)	(3.6)	(1.8)
Central and other	(41.9)	(40.2)	(1.7)	(4.2)	*
Total	€436.9	€419.9	€17.0	4.0	4.0

	Six months ended June 30,		Increase (decrease)		Increase (decrease)
	2014	2013	€	%	Rebased %
	in millions, except % amounts

The Netherlands	€268.8	€270.9	€(2.1)	(0.8)	(0.8)
Switzerland	310.8	282.8	28.0	9.9	8.8
Other Western Europe	166.3	160.2	6.1	3.8	3.5
Total Western Europe	745.9	713.9	32.0	4.5	4.0
Central and Eastern Europe	207.1	209.8	(2.7)	(1.3)	1.0
Central and other	(82.5)	(73.0)	(9.5)	(13.0)	*
Total	€870.5	€850.7	€19.8	2.3	2.5

* - Omitted

Operating Cash Flow Definition and Reconciliation

OCF is the primary measure used by our chief operating decision maker to evaluate segment operating performance. OCF is also a key factor that is used by our internal decision makers to (i) determine how to allocate resources to segments and (ii) evaluate the effectiveness of our management for purposes of annual and other incentive compensation plans. As we use the term, OCF is defined as revenue less operating and selling, general and administrative expenses (excluding share-based compensation, related-party fees and allocations, depreciation and amortization and impairment, restructuring and other operating items). Other operating items include (a) gains and losses on the disposition of long-lived assets, (b) third-party costs directly associated with successful and unsuccessful acquisitions and dispositions, including legal, advisory and due diligence fees, as applicable, and (c) other acquisition-related items, such as gains and losses on the settlement of contingent consideration. Our internal decision makers believe OCF is a meaningful measure and is superior to available U.S. GAAP measures because it represents a transparent view of our recurring operating performance that is unaffected by our capital structure and allows management to (1) readily view operating trends, (2) perform analytical comparisons and benchmarking between segments and (3) identify strategies to improve operating performance in the different countries in which we operate. We believe our OCF measure is useful to investors because it is one of the bases for comparing our performance with the performance of other companies in the same or similar industries, although our measure may not be directly comparable to similar measures used by other public companies. OCF should be viewed as a measure of operating performance that is a supplement to, and not a substitute for, operating income, net earnings (loss), cash flow from operating activities and other U.S. GAAP measures of income or cash flows. A reconciliation of total segment operating cash flow to our operating income is presented below.

	Three months ended June 30,		Six months ended June 30,
	2014	2013	2014	2013
	in millions
Total segment operating cash flow	€436.9	€419.9	€870.5	€850.7
Share-based compensation expense	(6.4)	(4.9)	(12.9)	(8.5)
Depreciation and amortization	(219.4)	(225.2)	(433.7)	(442.3)
Related-party fees and allocations, net	10.1	(4.6)	38.6	9.9
Impairment, restructuring and other operating items, net	(1.6)	1.4	(2.5)	1.1
Operating income	€219.6	€186.6	€460.0	€410.9

Property and Equipment Additions and Capital Expenditures

The following table provides property and equipment additions for UPC Holding for the indicated periods:

	Three months ended June 30,		Six months ended June 30,
	2014	2013	2014	2013
	in millions, except % amounts

The Netherlands	€41.7	€54.5	€79.7	€97.9
Switzerland	45.3	53.8	86.8	94.9
Other Western Europe	27.3	28.8	57.8	55.0
Total Western Europe	114.3	137.1	224.3	247.8
Central and Eastern Europe	41.1	45.7	72.0	93.3
Central and other	48.4	70.0	99.6	100.8
Total	€203.8	€252.8	€395.9	€441.9

As a percentage of revenue	22.5%	28.4%	22.0%	24.8%

The table below highlights the categories of our property and equipment additions for the indicated periods and reconciles those additions to the capital expenditures that we present in our condensed consolidated statements of cash flows:

	Three months ended June 30,		Six months ended June 30,
	2014	2013	2014	2013
	in millions
Customer premises equipment	€68.9	€101.1	€159.3	€202.1
Scalable infrastructure	54.5	41.1	96.4	73.9
Line extensions	16.1	17.8	30.6	29.8
Upgrade/rebuild	19.0	20.2	36.4	35.1
Support capital	45.3	72.6	73.2	101.0
Property and equipment additions	203.8	252.8	395.9	441.9
Assets acquired under capital-related vendor financing arrangements[1]	(76.9)	(93.3)	(160.3)	(138.1)
Assets acquired under capital leases[1]	(0.2)	(0.3)	(0.3)	(0.8)
Assets contributed by parent company[2]	(3.7)	(7.0)	(8.9)	(10.4)
Changes in current liabilities related to capital expenditures (including related-party amounts)	(14.9)	(19.6)	2.2	(12.7)
Capital expenditures	€108.1	€132.6	€228.6	€279.9

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[1]
The capital expenditures that we report in our condensed consolidated statements of cash flows do not include amounts that are financed under vendor financing or capital lease arrangements. Instead, these expenditures are reflected as non-cash additions to our property and equipment when the underlying assets are delivered and as repayments of debt when the related principal is repaid.

[2]
Represents non-cash contributions of property and equipment that we received from our parent company. These amounts are excluded from the capital expenditures that we report in our condensed consolidated statements of cash flows.

RGUs, Customers, Bundling and ARPU

The following table provides information on the breakdown of our RGUs and customer base and highlights our customer bundling metrics at June 30, 2014, March 31, 2014 and June 30, 2013:

	June 30, 2014	March 31, 2014	June 30, 2013	Q2’14 / Q1’14 (% Change)	Q2’14 / Q2’13 (% Change)
Total RGUs
Video	8,039,700	8,098,600	8,185,100	(0.7%)	(1.8%)
Broadband Internet	5,050,600	4,957,500	4,693,100	1.9%	7.6%
Telephony	3,695,100	3,643,300	3,422,400	1.4%	8.0%
Total	16,785,400	16,699,400	16,300,600	0.5%	3.0%

Total Customers
Total Single-Play Customers	4,156,200	4,265,700	4,529,200	(2.6%)	(8.2%)
Total Double-Play Customers	1,548,800	1,546,300	1,565,700	0.2%	(1.1%)
Total Triple-Play Customers	3,177,200	3,113,700	2,880,000	2.0%	10.3%
Total	8,882,200	8,925,700	8,974,900	(0.5%)	(1.0%)

Customer Breakdown
% Single-Play Customers	46.8%	47.8%	50.5%	(2.1%)	(7.3%)
% Double-Play Customers	17.4%	17.3%	17.4%	0.6%	-
% Triple-Play Customers	35.8%	34.9%	32.1%	2.6%	11.5%

RGUs per Customer Relationship	1.89	1.87	1.82	1.1%	3.8%

ARPU per Customer Relationship

The following table provides ARPU per customer relationship3 for the indicated periods:

	Three months ended June 30,			FX-Neutral
	2014	2013	% Change	% Change[4]
ARPU	€30.09	€28.87	4.2%	4.4%
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[3]
Average Revenue Per Unit ("ARPU") refers to the average monthly subscription revenue per average customer relationship and is calculated by dividing the average monthly subscription revenue (excluding installation, late fees, interconnect and mobile service revenue) for the indicated period, by the average of the opening and closing balances for customer relationships for the period. Customer relationships of entities acquired during the period are normalized. Unless otherwise indicated, ARPU per customer relationship are not adjusted for currency impacts.

[4]
The FX-neutral change represents the percentage change on a year-over-year basis adjusted for FX impacts and is calculated by adjusting the prior year figures to reflect translation at the foreign currency rates used to translate the current year amounts.

	Consolidated Operating Data – June 30, 2014
	Homes Passed(1)	Two-way Homes Passed(2)	Customer Relationships(3)	Total RGUs(4)	Video					Internet Subscribers(9)	Telephony Subscribers(10)
					Analog Cable Subscribers(5)	Digital Cable Subscribers(6)	DTH Subscribers(7)	MMDS Subscribers(8)	Total Video

The Netherlands(11)	2,843,700	2,830,700	1,605,700	3,697,500	483,600	1,119,900	—	—	1,603,500	1,098,400	995,600
Switzerland(11)	2,155,800	2,154,000	1,454,600	2,581,800	732,200	683,100	—	—	1,415,300	700,500	466,000
Austria	1,340,200	1,340,200	648,500	1,330,000	168,100	355,000	—	—	523,100	447,000	359,900
Ireland	856,200	751,700	523,900	1,091,600	44,500	336,700	—	33,600	414,800	352,300	324,500
Total Western Europe	7,195,900	7,076,600	4,232,700	8,700,900	1,428,400	2,494,700	—	33,600	3,956,700	2,598,200	2,146,000
Poland	2,734,300	2,643,000	1,436,600	2,706,300	326,400	886,800	—	—	1,213,200	958,100	535,000
Hungary	1,545,300	1,529,800	1,059,700	1,911,200	240,300	395,700	269,200	—	905,200	535,300	470,700
Romania	2,301,800	2,136,000	1,158,100	1,862,300	329,300	514,800	306,600	—	1,150,700	406,700	304,900
Czech Republic	1,364,500	1,262,800	713,500	1,176,700	85,600	372,300	104,400	—	562,300	440,400	174,000
Slovakia	503,400	480,700	281,600	428,000	48,700	137,000	65,300	600	251,600	111,900	64,500
Total CEE	8,449,300	8,052,300	4,649,500	8,084,500	1,030,300	2,306,600	745,500	600	4,083,000	2,452,400	1,549,100

Grand Total	15,645,200	15,128,900	8,882,200	16,785,400	2,458,700	4,801,300	745,500	34,200	8,039,700	5,050,600	3,695,100

	Subscriber Variance Table – June 30, 2014 vs. March 31, 2014
	Homes Passed(1)	Two-way Homes Passed(2)	Customer Relationships(3)	Total RGUs(4)	Video					Internet Subscribers(9)	Telephony Subscribers(10)
					Analog Cable Subscribers(5)	Digital Cable Subscribers(6)	DTH Subscribers(7)	MMDS Subscribers(8)	Total Video

The Netherlands(11)	2,900	3,300	(11,900)	7,300	(17,800)	5,900	—	—	(11,900)	13,400	5,800
Switzerland(11)	2,600	269,800	(4,800)	21,700	(15,300)	8,900	—	—	(6,400)	25,100	3,000
Austria	3,300	3,300	(2,100)	9,200	(15,700)	13,100	—	—	(2,600)	6,600	5,200
Ireland	(1,700)	1,100	(6,700)	7,600	(3,300)	(2,300)	—	(2,300)	(7,900)	4,000	11,500
Total Western Europe	7,100	277,500	(25,500)	45,800	(52,100)	25,600	—	(2,300)	(28,800)	49,100	25,500
Poland	9,300	13,000	5,600	24,300	(26,900)	18,600	—	—	(8,300)	24,600	8,000
Hungary	3,300	3,200	4,700	22,000	(6,000)	7,700	2,400	—	4,100	7,100	10,800
Romania	20,600	39,100	(21,400)	100	(21,100)	21,700	(22,600)	—	(22,000)	11,700	10,400
Czech Republic	3,600	3,600	(4,500)	(5,200)	1,900	(3,900)	1,400	—	(600)	(600)	(4,000)
Slovakia	600	700	(2,400)	(1,000)	(5,900)	3,100	(500)	—	(3,300)	1,200	1,100
Total CEE	37,400	59,600	(18,000)	40,200	(58,000)	47,200	(19,300)	—	(30,100)	44,000	26,300
Grand Total	44,500	337,100	(43,500)	86,000	(110,100)	72,800	(19,300)	(2,300)	(58,900)	93,100	51,800

Total Organic Change	42,700	72,500	(56,200)	56,700	(110,700)	71,000	(19,300)	(2,300)	(61,300)	67,800	50,200

Q2 2014 Adjustments
Acquisition - Poland	1,800	1,800	12,700	16,400	600	1,800	—	—	2,400	12,400	1,600
Switzerland adjustments	—	262,800	—	12,900	—	—	—	—	—	12,900	—
Net Adjustments	1,800	264,600	12,700	29,300	600	1,800	—	—	2,400	25,300	1,600

Total Adds (Reductions)	44,500	337,100	(43,500)	86,000	(110,100)	72,800	(19,300)	(2,300)	(58,900)	93,100	51,800

Footnotes for Consolidated Operating Data and Subscriber Variance Tables

(1)
Homes Passed are homes, residential multiple dwelling units or commercial units that can be connected to our networks without materially extending the distribution plant, except for DTH and Multi-channel Multipoint (“microwave”) Distribution System (“MMDS”) homes. Our Homes Passed counts are based on census data that can change based on either revisions to the data or from new census results. We do not count homes passed for DTH. With respect to MMDS, one MMDS customer is equal to one Home Passed. Due to the fact that we do not own the partner networks (defined below) used in Switzerland and the Netherlands (see note 11) we do not report homes passed for Switzerland's and the Netherlands' partner networks.

(2)	Two-way Homes Passed are Homes Passed by those sections of our networks that are technologically capable of providing two-way services, including video, internet and telephony services.

(3)
Customer Relationships are the number of customers who receive at least one of our video, internet or telephony services that we count as Revenue Generating Units (“RGUs”), without regard to which or to how many services they subscribe. To the extent that RGU counts include equivalent billing unit (“EBU”) adjustments, we reflect corresponding adjustments to our Customer Relationship counts. For further information regarding our EBU calculation, see Additional General Notes to Tables. Customer Relationships generally are counted on a unique premises basis. Accordingly, if an individual receives our services in two premises (e.g., a primary home and a vacation home), that individual generally will count as two Customer Relationships. We exclude mobile customers from Customer Relationships.

(4)
Revenue Generating Unit is separately an Analog Cable Subscriber, Digital Cable Subscriber, DTH Subscriber, MMDS Subscriber, Internet Subscriber or Telephony Subscriber. A home, residential multiple dwelling unit, or commercial unit may contain one or more RGUs. For example, if a residential customer in our Austrian system subscribed to our digital cable service, telephony service and broadband internet service, the customer would constitute three RGUs. Total RGUs is the sum of Analog Cable, Digital Cable, DTH, MMDS, Internet and Telephony Subscribers. RGUs generally are counted on a unique premises basis such that a given premises does not count as more than one RGU for any given service. On the other hand, if an individual receives one of our services in two premises (e.g. a primary home and a vacation home), that individual will count as two RGUs for that service. Each bundled cable, internet or telephony service is counted as a separate RGU regardless of the nature of any bundling discount or promotion. Non-paying subscribers are counted as subscribers during their free promotional service period. Some of these subscribers may choose to disconnect after their free service period. Services offered without charge on a long-term basis (e.g., VIP subscribers, free service to employees) generally are not counted as RGUs. We do not include subscriptions to mobile services in our externally reported RGU counts. In this regard, our June 30, 2014 RGU counts exclude 13,300, 9,300, 2,500 and 500 postpaid mobile subscribers in Poland, Hungary, the Netherlands and Switzerland, respectively. Our mobile subscriber count represents the number of active subscriber identification module (“SIM”) cards in service.

(5)
Analog Cable Subscriber is a home, residential multiple dwelling unit or commercial unit that receives our analog cable service over our broadband network. Our Analog Cable Subscriber counts also include subscribers who may use a purchased set-top box or other means to receive our basic digital cable channels without subscribing to any services that would require the payment of recurring monthly fees in addition to the basic analog service fee (“Basic Digital Cable Subscriber”). Our Basic Digital Cable Subscribers are attributable to the fact that our basic digital cable channels are not encrypted in certain portions of our footprint. In Europe, we have approximately 109,800 “lifeline” customers that are counted on a per connection basis, representing the least expensive regulated tier of video cable service, with only a few channels.

(6)
Digital Cable Subscriber is a home, residential multiple dwelling unit or commercial unit that receives our digital cable service over our broadband network or through a partner network. We count a subscriber with one or more digital converter boxes that receives our digital cable service in one premises as just one subscriber. A Digital Cable Subscriber is not counted as an Analog Cable Subscriber. As we migrate customers from analog to digital cable services, we report a decrease in our Analog Cable Subscribers equal to the increase in our Digital Cable Subscribers. As discussed in further detail in note 5 above, Basic Digital Cable Subscribers are not included in the respective Digital Cable Subscriber counts. Subscribers to digital cable services provided by our operations in Switzerland and the Netherlands over partner networks receive analog cable services from the partner networks as opposed to our operations.

(7)	DTH Subscriber is a home, residential multiple dwelling unit or commercial unit that receives our video programming broadcast directly via a geosynchronous satellite.

(8)	MMDS Subscriber is a home, residential multiple dwelling unit or commercial unit that receives our video programming via MMDS.

(9)
Internet Subscriber is a home, residential multiple dwelling unit or commercial unit that receives internet services over our networks, or that we service through a partner network. Our Internet Subscribers exclude 69,800 digital subscriber line (“DSL”) subscribers within our Austria segment that are not serviced over our networks. Our Internet Subscribers do not include customers that receive services from dial-up connections. In Switzerland, we offer a 2 Mbps internet service to our Analog and Digital Cable Subscribers without an incremental recurring fee. Our Internet Subscribers in Switzerland include 51,300 subscribers who have requested and received a modem that enables the receipt of this 2 Mbps internet service.

(10)
Telephony Subscriber is a home, residential multiple dwelling unit or commercial unit that receives voice services over our networks, or that we service through a partner network. Telephony Subscribers exclude mobile telephony subscribers. Our Telephony Subscribers exclude 51,400 subscribers within our segment in Austria that are not serviced over our networks.

(11)
Pursuant to service agreements, Switzerland and, to a much lesser extent, the Netherlands offer digital cable, broadband internet and telephony services over networks owned by third-party cable operators (“partner networks”). A partner network RGU is only recognized if there is a direct billing relationship with the customer. At June 30, 2014, Switzerland's partner networks account for 143,700 Customer Relationships, 282,200 RGUs, 111,700 Digital Cable Subscribers, 100,800 Internet Subscribers, and 69,700 Telephony Subscribers.

Additional General Notes to Tables:
All of our broadband communications subsidiaries provide telephony, broadband internet, data, video or other business-to-business (“B2B”) services. Certain of our B2B revenue is derived from small or home office (“SOHO”) subscribers that pay a premium price to receive enhanced service levels along with video, internet or telephony services that are the same or similar to the mass marketed products offered to our residential subscribers. All mass marketed products provided to SOHOs, whether or not accompanied by enhanced service levels and/or premium prices, are included in the respective RGU and customer counts of our broadband communications operations, with only those services provided at premium prices considered to be “SOHO RGUs” or “SOHO customers.” With the exception of our B2B SOHO subscribers, we generally do not count customers of B2B services as customers or RGUs for external reporting purposes.

Certain of our residential and commercial RGUs are counted on an EBU basis, including commercial establishments, such as bars, hotels, hospitals and certain residential multiple dwelling units. Our EBUs are generally calculated by dividing the bulk price charged to accounts in an area by the most prevalent price charged to non-bulk residential customers in that market for the comparable tier of service. As such, we may experience variances in our EBU counts solely as a result of changes in rates.

While we take appropriate steps to ensure that subscriber statistics are presented on a consistent and accurate basis at any given balance sheet date, the variability from country to country in (i) the nature and pricing of products and services, (ii) the distribution platform, (iii) billing systems, (iv) bad debt collection experience and (v) other factors add complexity to the subscriber counting process. We periodically review our subscriber counting policies and underlying systems to improve the accuracy and consistency of the data reported on a prospective basis. Accordingly, we may from time to time make appropriate adjustments to our subscriber statistics based on those reviews.

Subscriber information for acquired entities is preliminary and subject to adjustment until we have completed our review of such information and determined that it is presented in accordance with our policies.